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                        [Letterhead of BDO Seidman, LLP]



                                                             December 13, 1996

Securities and Exchange Commission
Division of Corporation Finance
450 5th Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K/A for the event that occurred on December 2, 1996, to be filed by our former client Financial Services Acquisition Corporation. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/  BDO Seidman, LLP